Exhibit 99.1
GENAERA LOGO

FOR IMMEDIATE RELEASE

Contact:

Genaera Corporation	Shirley Chow - Porter Novelli Life
Investor Relations	Media
(610) 941-5675	(212) 601-8308
www.genaera.com	schow@pnlifesciences.com

Genaera Corporation Presents Promising Preclinical Type 2 Diabetes Data for Trodusquemine (MSI-1436) at American Diabetes Association

Plymouth Meeting, Pa. – June 9, 2008 – Genaera Corporation (NASDAQ: GENR) announced today a presentation by Genaera scientists of preclinical data on trodusquemine (MSI-1436), Genaera’s lead drug candidate for the treatment of type 2 diabetes and obesity, during the 68th Scientific Sessions of the American Diabetes Association in San Francisco, California.

The poster presentation, entitled “Trodusquemine (MSI-1436) Improves Glucose Tolerance and HbA1C Levels in Murine Models of Insulin Resistance” concluded that treatment with MSI-1436 leads to significant improvements in insulin sensitivity as well as lower HbA1C levels and weight loss in animal models of diabetes. In one study, it was reported that four weekly treatments of MSI-1436 administered to ob/ob mice induced significant and dose-dependent reductions in HbA1C levels and body weight. In a separate study, treatment of db/db mice with a single dose of MSI-1436 demonstrated a significant improvement in oral glucose tolerance (OGTT) within 24 hours of dosing, and prior to any significant change in body weight. The scientists concluded that MSI-1436 may be useful for the treatment of type 2 diabetes and obesity in humans based on the marked improvements in insulin sensitivity, HbA1C, fasting blood glucose and body weight seen in these studies.

“Strong preclinical work continues to provide encouraging support for our efforts to evaluate MSI-1436 as a therapy for both type 2 diabetes and obesity,” stated Jack Armstrong, President and Chief Executive Officer of Genaera. “We have recently completed dosing in our second Phase 1a study of MSI-1436 in patients with type 2 diabetes and expect to initiate a planned Phase 1b (ascending multiple dose) study later this year.”

About Trodusquemine (MSI-1436)

Trodusquemine is a centrally and peripherally-acting appetite suppressant and the first highly selective inhibitor of protein tyrosine phosphatase 1B (PTP-1B). PTP-1B is central to controlling the function of both the leptin and insulin pathways. By inhibiting PTP-1B, MSI-1436 is expected to decrease appetite and normalize blood sugar. Trodusquemine has produced consistent, sustainable weight loss in a variety of animal models and appears to overcome metabolic readjustment, which often limits sustained weight loss during caloric restriction. In addition, trodusquemine has shown the ability to reverse co-morbidities associated with obesity such as abnormal glucose metabolism and cholesterol elevation. About Genaera

Genaera Corporation is focused on advancing the science and treatment of metabolic diseases. The Company has significant market opportunities with a first-in-class molecule, trodusquemine (MSI-1436), that has the potential to redefine the treatment paradigm for obesity and type 2 diabetes and is presently in a phase 1 trial in obesity. In addition, Genaera has a value-driven, fully out-licensed partnership with MedImmune, Inc. for a second core program that is presently undergoing phase 2 clinical testing in asthma. Genaera is committed to directing resources to its core program and the aggressive clinical development of its key assets to build stockholder value. For further information, please see our website at http://www.genaera.com.

This announcement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, known and unknown. Forward-looking statements reflect management's current views and are based on certain expectations and assumptions. Such statements include, among others, statements regarding the preliminary results, clinical development plans and prospects for Genaera's programs including trodusquemine (MSI-1436) and the IL-9 antibody program. You may identify some of these forward-looking statements by the use of words in the statements such as "anticipate," "believe," "continue," "develop," "expect," "plan" and "potential" or other words of similar meaning. Genaera's actual results and performance could differ materially from those currently anticipated and expressed in these and other forward-looking statements as a result of a number of risk factors, including, but not limited to: Genaera's history of operating losses since inception and its need for additional funds to operate its business; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; the risk that clinical trials for Genaera's product candidates including trodusquemine (MSI-1436) and the IL-9 antibody program may be delayed or may not be successful; the risk that Genaera may not obtain regulatory approval for its products, whether due to adequacy of the development program, the conduct of the clinical trials, changing regulatory requirements, different methods of evaluating and interpreting data, regulatory interpretations of clinical risk and benefit, or otherwise; Genaera's reliance on its collaborator, in connection with the development and commercialization of Genaera's IL-9 antibody program; market acceptance of Genaera's products, if regulatory approval is achieved; competition; general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industry; and the other risks and uncertainties discussed in this announcement and in Genaera's filings with the U.S. Securities and Exchange Commission, all of which are available from the Commission in its EDGAR database at www.sec.gov as well as other sources. You are encouraged to read these reports. Given the uncertainties affecting development stage pharmaceutical companies, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Genaera does not intend (and it is not obligated) to publicly update, revise or correct these forward-looking statements or the risk factors that may relate thereto.